EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of December 5, 2024 (the “Effective Date”) by and among the following parties (collectively, the “Parties,” and each individually, a “Party”):

(a)	Landsea Homes Corporation (“Homes”); and

(b)	Landsea Holdings Corporation (“Holdings”).

WHEREAS, the Parties have had various agreements and understandings through which Homes alleges that Holdings owes the following amounts for the following items:

a.	Homes alleges it is owed at least $1,541,475.94 for payroll associated with Holdings’ employees and credit card charges and fees paid by Homes for the benefit of Holdings (the “Payroll and Credit Card Fees”);

b.	Homes alleges it is owed at least $102,990 for Project Fees (“212 W. 93rd Project Fees”) owed by Holdings to Homes under that certain January 6, 2021 Management Agreement between Holdings and Homes relating to a property located at 212 W 93rd, New York, New York 10025 (the “Management Agreement”);

c.	Homes alleges it is owed at least $2,664,887.64 for Management Fees (“212 W. 93rd Management Fees”) owed by Holdings to Homes under the Management Agreement; and

d.	Homes alleges it is owed at least $659,363 for a tax refund (the “Tax Refund”) that was received by Holdings but owed to Homes.

WHEREAS, the Parties desire to work together to complete a secondary offering by Holdings as selling shareholder of 3.2 million shares of Homes Stock currently held by Holdings (the “Secondary Offering”). B. Riley Financial, Inc. (“B. Riley”) will serve as underwriter of the Secondary Offering and the Parties will cause B Riley to pay $4,268,716.58 of stock sale proceeds directly to Homes as set forth below.

WHEREAS, Daniel Cohen has asserted claims (the “Cohen Claims”) related to the project and property at 212 W. 93rd, New York, New York 10025 (the “Project”), which is subject to the Management Agreement.

NOW, THEREFORE, the Parties agree to the following terms:

2.	Secondary Offering. The Parties will work together to complete the Secondary Offering of 3.2 million shares of Homes Stock currently held by Holdings. If for any reason it is determined that the Secondary Offering will not include the entire 3.2 million shares, the Parties agree that Holdings will cause a sufficient number of shares to sell to generate net sales proceeds of at least $4,268,716.58. The Parties agree that Homes will be responsible for B. Riley’s legal professional and accounting professional fees incurred in connection with the Secondary Offering as described in the Underwriting Agreement dated December 5, 2024 (the “Underwriting Agreement”).

3.	Settlement Payments.

a.	The Parties agree that the settlement sum should comprise of the following amounts:

i.	Payroll and Credit Card Fees:	$1,541,475.94
ii.	212 W. 93rd Project Fees:	$102,990
iii.	212 W. 93rd Management Fees:	$867,505.95
iv.	Interest Expense:	$1,797,381.69
v.	Tax Refund:	$659,363
vi.	Credit Provided by Homes for the Cohen Claims	($700,000)
	Total:	$4,268,716.58

b.	To cover the obligations set forth in sub-paragraph (a.) above, the Parties will cause B. Riley to pay $4,268,716.58 of the initial proceeds of the Secondary Offering (the “Settlement Payment”) directly to Homes immediately upon closing of the Secondary Offering by wire transfer using wiring instructions to be provided by Homes in writing to B. Riley prior to the closing.

4.	Release by Holdings of the Landsea Homes Parties. At 11:59 p.m. on the day Homes receives the Settlement Payment in immediately available United States Dollars, Holdings, on its own behalf, on behalf of each of its respective heirs, successors, and assigns, on behalf of any persons or entities claiming through any of them, and on behalf of any entities directly or indirectly owned or controlled by Holdings (collectively, the “Holdings Releasors”), hereby immediately releases and discharges Homes, and each and all of its current or former parents, subsidiaries, divisions, business units, and affiliates, and each and all of their respective current or former directors, officers, managers, employees, agents, attorneys, and insurers (collectively, the “Homes Releasees”), from any and all claims, demands, disputes, defenses, damages, losses, obligations, rights, liabilities, causes of action, or sums owed, foreseeable or unforeseeable, of any kind or nature whatsoever, including both known claims and unknown claims, whether asserted or unasserted, contingent or absolute, disclosed or undisclosed, matured or unmatured, direct or derivative, whether at common law, by statute, or otherwise, and whether legal or equitable, which any of the Holdings Releasors ever have held or owned, or may now hold or own, against any of the Homes Releasees from the beginning of time through the Effective Date of this Agreement which relate to or arise from (a) the Payroll and Credit Card Fees, (b) 212 W. 93rd Project Fees, (c) 212 W. 93rd Management Fees, (d) the Tax Refund, and (e) the Cohen Claims; provided, however, notwithstanding anything within this paragraph, the Holdings Releasors are not releasing the Homes Releasees from any and all claims, demands, disputes, defenses, damages, losses, obligations, rights, liabilities, causes of action, or sums owed under (a) Homes’ indemnification obligations under the April 30, 2024 Indemnification Agreement between Homes and Holdings (the “Holdings Released Claims”).

5.	Release by Homes of the Landsea Holdings Parties. At 11:59 p.m. on the day Homes receives the Settlement Payment in immediately available United States Dollars, Homes on its own behalf, on behalf of each of its respective heirs, successors, and assigns, on behalf of any persons or entities claiming through it, and on behalf of any entities directly or indirectly owned or controlled by Homes (the “Homes Releasors”) shall without further action be deemed to release and discharge Holdings and each and all of its current or former parents, subsidiaries, divisions, business units, and affiliates, and each and all of their respective current or former directors, officers, managers, employees, agents, attorneys, and insurers (collectively, the “Holdings Releasees”), from any and all claims, demands, disputes, defenses, damages, losses, obligations, rights, liabilities, causes of action, sums owed, foreseeable or unforeseeable, of any kind or nature whatsoever, including both known claims and unknown claims, whether asserted or unasserted, contingent or absolute, disclosed or undisclosed, matured or unmatured, direct or derivative, whether at common law, by statute, or otherwise, and whether legal or equitable, which any of the Homes Releasors ever have held or owned, or may now own or hold, against any of the Holdings Releasees from the beginning of time through the Effective Date of this Agreement which relate to or arise from (a) the Payroll and Credit Card Fees, (b) 212 W. 93rd Project Fees, (c) 212 W. 93rd Management Fees, (d) the Tax Refund, (e) the Management Agreement, (f) the Project, and (g) the Cohen Claims; provided, however, notwithstanding anything within this paragraph, the Homes Releasors are not releasing the Holdings Releasees from any and all claims, demands, disputes, defenses, damages, losses, obligations, rights, liabilities, causes of action, or sums owed under (a) the Indemnification Clause in paragraph four (4) of the Management Agreement, which the Parties agree is preserved notwithstanding any termination of the Management Agreement and (b) Holdings’ indemnification obligations under the April 30, 2024 Indemnification Agreement between Homes and Holdings (the “Homes Released Claims”).

6.	Termination of the Management Agreement. Upon execution of this Agreement by both Parties, the Management Agreement is and shall be deemed to have been mutually and voluntarily terminated such that the Parties’ existing respective rights and obligations to one another shall be deemed satisfied and all future or post-termination rights and obligations terminated. [1]

7.	Governing Law and Jury-Trial Waiver. This Agreement and any dispute arising out of or relating in any way to this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL THAT IT MAY HAVE IN CONNECTION WITH ANY CLAIM, DISPUTE, OR MATTER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS ENFORCEABILITY, INCLUDING, WITHOUT LIMITATION, ANY NON-CONTRACTUAL CLAIM, DISPUTE OR MATTER.

1 Note: Following the termination of the current Management Agreement, Homes and Holdings to enter into a new services agreement to deal with the Project.

8.	Arm’s-Length; No Reliance. This Agreement has been in all respects voluntarily and knowingly executed by the Parties in an arm’s-length transaction, without fraud or undue influence, and with each of them having obtained the advice of their chosen legal counsel. No Party has relied on representations or omissions by any other Party in executing this Agreement, other than the representations expressly identified as such in this Agreement, and each Party hereby expressly disclaims any other reliance. Each of the Parties agrees that the rule of construction providing that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and that each of the Parties is deemed to have participated in the drafting of this Agreement.

9.	Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, inducements, or conditions, oral or written, express or implied.

10.	Amendments. This Agreement may not be amended nor any of its provisions waived except by a writing signed by each of the Parties.

11.	Counterparts. This Agreement may be executed in one or more original or PDF counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.	Further Assurances. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

13.	Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement, other than any Homes Releasees and Holdings Releasees who or which are not Parties to this Agreement.

14.	No Admission of Liability. This Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by any Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims, or (b) an acknowledgment or admission by any Party of any fault or liability whatsoever.

15.	Authority. Each person executing this Agreement hereby warrants and represents that he or she or it owns the claims being released hereunder and that no such claims have been assigned, and further represents that he or she or it has the power and authority to execute this Agreement on behalf of the Party or Parties for which such person executes this Agreement.

16.	Taxes. The Parties hereby acknowledge and agree that they are solely responsible for their own tax obligations of any kind or nature, local, state or federal, including interest and penalties, if any, that may arise as a consequence of this Agreement.

17.	Fee-Shifting. The Parties agree that in the event of a breach of this Agreement, the prevailing Party is entitled to recover its reasonable and necessary attorneys’ fees, costs, and expenses relating to the enforcement of its rights under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

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AGREED BY HOMES:

By:	/s/ John Ho

Name:	John Ho

Title:	Chief Executive Officer

AGREED BY HOLDINGS:

By:	/s/ Qin Zhou

Name:	Qin Zhou

Title:	CEO

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